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                                                                     EXHIBIT 5.1


OPINION OF KENNAN E. KAEDER, ESQ.

                                Kennan E. Kaeder
                           Attorney & Counselor At Law
                               110 West "C" Street
                                   Suite 1904
                               San Diego, Ca 92101
                              Phone: (619) 232-6545
                               Fax: (619) 236-8182
                             Kennan@kklawoffice.com
September 30, 2000

Securities and Exchange Commission
Washington, D.C.

Re: Lionheart.ws, Inc.

To Whom It May Concern:

     Lionheart.ws, Inc. (the "Company") is a corporation duly incorporated and validly existing and in good standing under the laws of the State of California. The Company has full corporate powers to own its property and conduct its business, as such business is described in the prospectus which is a part of a registration statement on Form SB-2.

         This opinion is given in connection with the registration with the Securities and Exchange Commission of one million (1,000,000) shares ("Shares") of Common Stock. at a price per share of $0.10, for sale in the Company's proposed public offering.

         I have acted as counsel to the company in connection with the preparation of the Registration Statement on Form SB-2, pursuant to which the Shares are being registered and, in so acting, I have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent I deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination, I have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, I have relied upon statements or certificates of officers or representatives of the Company.

         All of the 1,000,000 Shares which are being registered are now authorized but unissued Shares. The Warrants which are part of the Shares have been authorized by the board of directors of the Company.

         I am admitted to the State Bar of California. I express no opinion as to the laws of any jurisdiction other than the laws of the State of California.

         Based upon the foregoing, I am of the opinion that the 1,000,000 Shares being registered for sale by the Company when issued and sold pursuant to this Registration Statement and the 5,000,000 will be legally issued, fully paid and non-assessable and there will be no personal liability to investors and holders of the Shares who exercise them.

/s/Kennan E. Kaeder
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Kennan E. Kaeder